Exhibit 5.1

March 24, 2014

Corium International, Inc.
235 Constitution Drive
Menlo Park, California 94025

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File Number 333-194279) (the “Registration Statement”) filed by Corium International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on March 3, 2014, as subsequently amended on March 24, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,325,000 shares of the Company’s Common Stock (the “Stock”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)                                 The Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on June 17, 2013 (the “Restated Certificate”), the Certificate of Amendment of the Restated Certificate of Incorporation certified by the Delaware Secretary of State on  March 21, 2014 (the “Pre-Effective Restated Certificate”) and the Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the sale of the Stock (the “Post-Effective Restated Certificate”).

(2)                                 The Company’s Bylaws, certified by the Company’s Secretary on April 10, 2008 (the “Bylaws”) and the Restated Bylaws that the Company has adopted in connection with, and that will be effective upon, the consummation of the sale of the Stock (the “Post-Effective Bylaws”).

(3)                                 The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)                                 The preliminary prospectus prepared in connection with the Registration Statement (the “Prospectus”).

(5)                                 The underwriting agreement to be entered into by and among the Company and the several Underwriters named in Schedule I thereto.

(6)                                 Minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate, the Pre-Effective Restated Certificate, the Post-Effective Restated Certificate, the Bylaws and the Post-Effective Bylaws were approved.

March 24, 2014

(7)                                 The minutes of meetings and actions by written consent of the Board and Stockholders pursuant to which the sale and issuance of the Stock and related matters were adopted and approved.

(8)                                 The stock records for the Company that the Company has provided to us (consisting of a list of stockholders and a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated March 21, 2014 verifying the number of such issued and outstanding securities).

(9)                                 A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated March 21, 2014, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

(10)                          A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

We have also assumed that the certificates representing the Stock, if any, will be, when issued, properly signed by authorized officers or the Company or their agents. Furthermore, to the extent that the Company issues any uncertificated capital stock, we assume that the issued Stock will not be reissued by the Company in uncertificated form until any previously issued stock certificates representing such issued Stock have been surrendered to the Company in accordance with DGCL Section 158 and that the Company will properly register the transfer of the Stock to the purchasers of such Stock on the Company’s record of uncertificated securities.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In connection with our opinion expressed in paragraph (2) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

March 24, 2014

Based upon the foregoing, we are of the following opinion:

(1)                                 The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2)                                 The up to 6,325,000 shares of Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.

In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Fenwick & West LLP